EXHIBIT 10.8.2

FIFTH AMENDMENT

SPECTRA ENERGY CORP

DIRECTORS’ SAVINGS PLAN

THIS FIFTH AMENDMENT is made this 6th day of December, 2010, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp Directors’ Savings Plan originally adopted by the Company and effective as of December 18, 2006 (the “Plan”), and as amended from time to time thereafter.

The Plan is hereby amended as follows effective as of the dates specified herein:

1. Effective as of January 1, 2010, Section 2.1 of the Plan is deleted in its entirety and replaced with the following new Section 2.1:

2.1 “Account” means the single bookkeeping account established and maintained pursuant to the Plan in the name of each Participant, which Account shall include the following: (i) prior to January 1, 2010, the DECS Investment Option as defined in Section 4.1, (ii) Fixed Interest Investment Option as defined in Section 4.4(i), (iii) SECS Investment Option as defined in Section 4.1 and (iv) Spectra Stock Deferral Investment Option as defined in Section 4.2.

2. Effective as of January 1, 2009, a new Section 2.17 is added to the Plan as follows:

2.17 “Separation From Service” means a Participant’s separation from service on the Board of Directors with the meaning of Code Section 409A.

3. Effective as of January 1, 2007, the reference to Section 4.1 contained in Section 3.1 of the Plan is revised to be a reference to Section 4.3.

4. Effective as of January 1, 2009, Section 5.2 is deleted in its entirety and replaced with the following new Section 5.2:

5.2 The portion of the Assumed Amounts that is attributable to the Participant’s participation in the Duke Retirement Plan, as adjusted for investment performance after December 31, 1996, shall vest upon Separation From Service (i) on account of death or disability, (ii) after attaining age 62, or (iii) on account of, or after, a Change in Control. Otherwise, such portion, as so adjusted, shall be forfeited upon Separation From Service.

5. Effective as of January 1, 2009, Section 6.1 is deleted in its entirety and replaced with the following new Section 6.1:

6.1 Except as otherwise provided in Section 4.3 or Section 5.2, following Separation From Service, a Participant will receive, or will begin to receive, payment of his benefits under this Plan, which consist of the portion of his Account that is vested, as determined under Article V.

6. Effective as of January 1, 2009, Sections 6.2(c) and (d) are deleted in their entirety and replaced with the following new Sections 6.2(c) and (d):

(c) If the Participant is to be paid in a single lump sum payment, the Participant will receive a single cash payment equal to the balance of the vested portion of the Participant’s Account that is then invested in any investment option other than the SECS Investment Option or the Spectra Stock Deferral Investment Option. The balance of the vested portion of the Participant’s Account that is then invested in the SECS Investment Option and the Spectra Stock Deferral Investment Option will be paid in whole shares of Company common stock, valued at Fair Market Value on the last day of the month that immediately precedes the month of payment, with any fractional share paid in cash. Cash payment amounts will be calculated as of the last day of the month, and after any interest credited at fixed rate(s) has been allocated for the month, that immediately precedes the month of payment. A single lump sum payment shall be paid as soon as administratively feasible after the cash amount and number of whole shares of Company common stock that are to be included in the payment have been determined, including the cash amount for any fractional share, but not later than sixty (60) days after Separation From Service, as provided under Sections 4.3 and 5.2. To the extent that the delivery of any shares of Company common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an “equity compensation plan” as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (the “Listed Company Manual”), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored “equity compensation plan” designated by the Compensation Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

(d) If a Participant is to be paid in either five or ten annual installments, the cash amount and number of whole shares of Company common stock to be included in a particular annual installment will be determined by the Company utilizing the same valuation methodology provided in Section 6.2(c), applied as of the December 31 that immediately precedes the month of payment of that installment, and divided by the installments then remaining to obtain the cash amount and the number of whole shares of Company common stock, including the cash amount for any fractional share, to be paid in the current installment. Notwithstanding the previous sentence, the first annual installment payment will be determined using the same methodology, but applied as of the last day of the month that immediately precedes the payment of such first annual installment. An annual installment shall be paid as promptly as administratively feasible after the cash amount and number of whole shares of Company common stock, including the cash amount for any fractional share, that are to be included in the installment have been determined, but payments must commence not later than sixty (60) days after Separation From Service, as provided under Sections 4.3 and 5.2, and each successive installment payment shall be paid not later than sixty (60) days after each December 31st following such Separation From Service.

7. Effective as of January 1, 2009, Article VII is deleted in its entirety and replaced with the following new Article VII:

ARTICLE VII

DEATH BENEFITS

7.1 In accordance with procedures established by the Company, each Participant shall designate a beneficiary or beneficiaries to receive payment of his vested unpaid Account upon his death, as provided in Section 7.3 or Section 7.4 below.

7.2 If a deceased Participant did not designate a beneficiary, or if the designated beneficiary should predecease the Participant or be the Participant’s estate, the death benefit of the Participant shall be paid to the estate of the Participant in a single cash payment within sixty (60) days following the date of the Participant’s death.

7.3 If a Participant should die before Plan benefits have commenced, payments will be made to his or her beneficiary, as a death benefit, in the same alternate form selected by the Participant under Section 6.2(b), except where Section 7.2 would be applicable.

7.4 If a Participant should die after Plan benefits have commenced, payments will continue to be made, as a death benefit, to the beneficiary or beneficiaries in the alternate form selected by the Participant, except where Section 7.2 would be applicable.

7.5 All payments made to a Participant’s beneficiary or estate shall be made in accordance with the timing of payment requirements of Article VI.

8. Effective as of January 1, 2009, Section 11.5 of the Plan is amended by adding the following new sentence to the end thereof:

To the extent any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this Fifth Amendment on this 7th day of December, 2010, to be effective as of the dates specified herein.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables
Name:	Dorothy M. Ables
Title:	Chief Administrative Officer

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